    As filed with the Securities and Exchange Commission on December 26, 2001
                                                      Registration No. 333-72566


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------
                          POST-EFFECTIVE AMENDMENT NO.1
                                   ON FORM S-3
                                       TO
                                    FORM S-4

             Registration Statement Under The Securities Act of 1933
                       ----------------------------------

                            GENERAL ELECTRIC COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

          NEW YORK                            3724                        14-0689340
(State or Other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)     Identification Number)


                              3135 EASTON TURNPIKE
                        FAIRFIELD, CONNECTICUT 06431-0001
                    (Address of Principal Executive Offices)


                                ROBERT E. HEALING
                            GENERAL ELECTRIC COMPANY
                              3135 EASTON TURNPIKE
                        FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2243
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)


                                    Copy to:
                           GIBSON, DUNN & CRUTCHER LLP
                       SUITE 4100, 1801 CALIFORNIA STREET
                             DENVER, COLORADO 80202
                                 (303) 298-5930
                           ATTENTION: RICHARD M. RUSSO


                                DECEMBER 27, 2001
        (Approximate date of commencement of proposed sale to the public)


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to RULE 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to RULE 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to RULE 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ] ___________

If delivery of the prospectus is expected to be made pursuant to RULE 434, please check the following box. [ ]

                                 148,801 SHARES

                            GENERAL ELECTRIC COMPANY

                                  COMMON STOCK

                         -------------------------------


     General Electric Company, a New York corporation, hereby amends its Registration Statement on Form S-4 (Registration No. 333-72566), effective November 14, 2001 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-3 to the Form S-4, relating to up to 148,801 shares of Common Stock, par value $.06 per share (and any shares issuable in connection with any stock split, reverse stock split, stock dividend or similar transaction in respect of such shares), of General Electric (the "Common Stock") issuable in connection with warrants to purchase the Common Stock that were originally issued by Imatron Inc., as more fully described in this prospectus (each, a "Warrant" and collectively, the "Warrants").

     On December 19, 2001, Imatron Inc., a New Jersey corporation, became a wholly-owned subsidiary of General Electric upon consummation of the merger contemplated by the Agreement and Plan of Merger dated as of September 21, 2001 among General Electric, a wholly-owned subsidiary of General Electric, and Imatron. To the extent each Warrant entitled its holder to purchase shares of common stock, no par value, of Imatron outstanding stock immediately prior to the effective time of the merger, the Warrant became a warrant to purchase the number of shares of Common Stock decreased to the nearest whole share, determined by multiplying (i) the number of shares of Imatron common stock subject to such Warrant immediately prior to the effective time by (ii) 0.051. The exercise price per share of Common Stock (increased to the nearest whole cent) became equal to the exercise price per share of Imatron common stock immediately prior to the effective time divided by 0.051.

     This Post-Effective Amendment relates to the offer and sale after the effective time by General Electric of Common Stock issuable upon exercise of the Warrants. This Post-Effective Amendment relates only to the 148,801 shares of Common Stock registered on the Form S-4 that will not be issued in the merger and that are issuable upon exercise of the Warrants (and any shares issuable in connection with any stock split, reverse stock split, stock dividend or similar transaction in respect of such shares).

     Our common stock is traded on the New York Stock Exchange under the symbol "GE." On December 24, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $41.19 per share.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       PROSPECTUS DATED DECEMBER 26, 2001

                              INFORMATION ABOUT GE

     GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies and services that have broadened considerably the scope of its activities.

     GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

     GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

     In virtually all of its global business activities, GE encounters aggressive and able competition. In many instances, the competitive climate is characterized by changing technology that requires continuing research and development, as well as customer, commitments. With respect to manufacturing operations, management believes that, in general, GE is one of the leading firms in most of the major industries in which it participates. The NBC Television Network is one of four major U.S. commercial broadcast television networks. It also competes with two relatively new commercial broadcast networks, syndicated broadcast television programming and cable and satellite television programming activities. The businesses in which GE Capital Services engages are subject to competition from various types of financial institutions, including commercial banks, thrifts, investment banks, broker-dealers, credit unions, leasing companies, consumer loan companies, independent finance companies, finance companies associated with manufacturers, and insurance and reinsurance companies.

                 WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT GE

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GE THAT IS NOT INCLUDED IN THIS PROSPECTUS. GE WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. DIRECT YOUR REQUEST FOR COPIES TO GE CORPORATE INVESTOR COMMUNICATIONS, 3135 EASTON TURNPIKE, FAIRFIELD, CT 06431 (TELEPHONE (203) 373-2816). TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THAT YOU MUST MAKE YOUR INVESTMENT DECISION.

     GE files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any such reports, statements or other information that GE files, at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. GE's SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov. Information about GE is also available at GE's Internet site at http://www.ge.com.


     The SEC allows GE to "incorporate by reference" the information it files with the SEC. This means that GE's SEC filings, containing important disclosures, may be listed rather than repeated in full in this prospectus. In addition, GE's filings with the SEC after the date of this prospectus and before the termination of this offering will update the information in this prospectus and the incorporated filings. These later filings also will be considered to be included in this prospectus. The documents listed below and any future filings made prior to the termination of this offering with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the incorporated documents:

     o    GE's Annual Report on Form 10-K for the year ended December 31, 2000.

     o GE's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001.

     o    GE's Current Report on Form 8-K dated October 2, 2001.

     o The description of GE stock contained in the Registration Statement on Form S-4 (File No. 333-72566).

     For information about GE, you should rely only on the information contained in this prospectus or incorporated by reference. GE has not authorized anyone else to provide you with different or additional information. The information in this prospectus is accurate as of the date of the prospectus. This information will be updated by means of supplemental or revised prospectuses, and by the future filing of GE's reports with the SEC, described above.

                                  THE OFFERING

     On December 19, 2001, Imatron Inc., a New Jersey corporation, became a wholly-owned subsidiary of GE upon consummation of the merger contemplated by the Agreement and Plan of Merger dated as of September 21, 2001 among GE, a wholly-owned subsidiary of GE, and Imatron.

     To the extent each Warrant entitled its holder to purchase shares of common stock, no par value, of Imatron outstanding immediately prior to the effective time of the merger, the Warrant became a warrant to purchase the number of shares of Common Stock of GE decreased to the nearest whole share, determined by multiplying (i) the number of shares of Imatron common stock subject to such Warrant immediately prior to the effective time by (ii) 0.051. The exercise price per share of Common Stock (increased to the nearest whole cent) became equal to the exercise price per share of Imatron common stock immediately prior to the effective time divided by 0.051.

     In most cases, holders of Warrants had the right to cause Imatron to register with the SEC the resale of any shares received upon exercise of the Warrants. By virtue of the merger with Imatron, GE could be required to honor the terms of the registration rights the holders of Warrants had prior to the merger. In exchange for waivers of these rights, GE offered to register the offer and sale by GE of the GE Common Stock issuable upon exercise of the Warrants for a period of up to one year.

     This prospectus relates to 148,801 shares of GE Common Stock that GE may issue upon exercise of the Warrants to the extent such exercise occurs prior to December 31, 2002. The Warrants have various exercise prices, ranging from $23.92 to $88.24 per share of GE Common Stock, and expire on various dates, ranging from January 28, 2002 to January 1, 2004. Each of the holders of the Warrants will also be able to exercise their Warrant using a "cashless exercise" procedure, whereby the holder may cancel the Warrant in exchange for a number of shares of GE Common Stock that have a fair market value equal to the current "intrinsic value" of the Warrant. The "intrinsic value" of the Warrant is the amount by which the aggregate fair market value of the shares of GE Common Stock subject to the Warrant exceeds the aggregate exercise price of the Warrant.

                         DETERMINATION OF OFFERING PRICE

     The exercise price for the shares of Common Stock issuable pursuant to the Warrants was determined based on private negotiations between Imatron, Inc. and each of the holders of the Warrants at the time such Warrants were originally issued. GE was not a party to any of these negotiations. The price to be received by GE for each share of GE Common Stock was determined by dividing the original exercise price per share of Imatron common stock by 0.051, the exchange ratio in the merger

                                 USE OF PROCEEDS

     If all of the Warrants are exercised for cash, GE expects to receive approximately $8,764,000 under the terms of the Warrants. However, as many of the Warrants have exercise prices that are far in excess of the current price of GE common stock, we anticipate many of the Warrants will expire unexercised. GE will use all of proceeds from exercise of the Warrants for general working capital purposes.

                                  LEGAL MATTERS

     GE's Corporate Counsel, Robert E. Healing, has given GE his legal opinion regarding the validity of the GE stock offered by this prospectus. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE's common stock.

                                     EXPERTS

     KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000. GE's Annual Report on Form 10-K includes these financial statements and the auditors' report. This prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

                                      * * *

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Costs of Printing...................................  $ 1,000
     Legal Fees..........................................  $ 5,000

       Total Expenses....................................  $ 6,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

     Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of
Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     Section 6 of the Restated Certificate of Incorporation, as amended, of the Registrant provides in part as follows:

     A person who is or was a director of the corporation shall have no personal liability to the corporation or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

     Article XI of the bylaws, as amended, of GE provides, in part, as follows:

     The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

     The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

ITEM 16. EXHIBITS.

     The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut, on December 26, 2001.


                                        GENERAL ELECTRIC COMPANY

                                        By: /s/ Philip D. Ameen
                                           --------------------------------
                                        Philip D. Ameen
                                        VICE PRESIDENT AND COMPTROLLER


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                         TITLE                             DATE

                             Chairman of the Board, Chief      December 26, 2001
--------------------------   Executive Officer and
Jeffrey R. Immelt*           Director (Principal
                             Executive Officer)


                             Senior Vice President Finance,    December 26, 2001
--------------------------   Chief Financial Officer and
Keith S. Sherin*             Director (Principal Financial
                             Officer)


/s/ Philip D. Ameen          Vice President and                December 26, 2001
--------------------------   Comptroller (Principal
Philip D. Ameen              Accounting Officer)


                             Director                          December 26, 2001
--------------------------
James I. Cash, Jr.*


                             Director                          December 26, 2001
--------------------------
Silas S. Cathcart*


                             Director                          December 26, 2001
--------------------------
Dennis D. Dammerman*


                             Director                          December 26, 2001
--------------------------
Ann Fudge*


                             Director                          December 26, 2001
--------------------------
Andrea Jung*

NAME                         TITLE                             DATE


                             Director                          December 26, 2001
--------------------------
Scott McNealy*


                             Director                          December 26, 2001
--------------------------
Gertrude G. Michelson*


                             Director                          December 26, 2001
--------------------------
Frank H. T. Rhodes*


                             Director                          December 26, 2001
--------------------------
Andrew C. Sigler*


                             Director                          December 26, 2001
--------------------------
Douglas A. Warner, III*


                             Director                          December 26, 2001
--------------------------
Robert C. Wright*


*By: /s/ Philip D. Ameen
     ---------------------
     Philip Ameen
     AS ATTORNEY-IN-FACT

                                  EXHIBIT INDEX

     The following is a list of Exhibits included as part of this Registration Statement. Items marked with a single asterisk are filed herewith. Items marked with a double asterisk were filed by the Registrant with the SEC on November 14, 2001 with the Form S-4 to which this Post-Effective Amendment relates.

   4.1 The Certificate of Incorporation, as amended, and By-laws, as amended, of General Electric Company are incorporated by reference to Exhibit
          (3) of General Electric's Current Report on Form 8-K dated April 28, 1997.

 **5.1 Opinion of Robert E. Healing, Corporate Counsel for General Electric Company, as to the legality of the securities being registered.

 *23.1    Consent of KPMG LLP

**23.2    Consent of Robert E. Healing (included in the opinion filed as Exhibit
          5.1 to this Registration Statement).

**24.1    Powers of Attorney.